UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MATTHEWS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On January 27, 2025, Matthews International Corporation (the “Company”) issued a press release, which contains information relating to the Company’s 2025 Annual Meeting of Shareholders. A copy of the press release can be found below.

NEWS RELEASE

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

January 27, 2025

FOR IMMEDIATE RELEASE

Matthews Files Investor Presentation Highlighting Commitment to Shareholder Value Creation

Urges Shareholders to Vote “FOR” All Three of Matthews’ Director Nominees on the WHITE Proxy Card and “WITHHOLD” on Barington’s Director Nominees

PITTSBURGH, January 27, 2025 – Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) today announced that it has filed an investor presentation with the Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Shareholders scheduled to be held on February 20, 2025. The presentation is viewable at: www.matw.com/investors.

Key highlights of the presentation include:

The Board and management team have strategically positioned Matthews for long-term success

•	Matthews has strategically diversified the portfolio into promising new markets and built a global platform positioned to win across brands, solutions and markets.

•	Under CEO Joe Bartolacci’s leadership, Matthews has built the memorialization business to become a leader across casket, bronze and granite memorials and cremation.

•	The team has made careful, strategic investments into the Industrial Technologies segment to address end markets with significant growth potential.

•

Since 2014, Matthews has returned approximately $490 million of capital to shareholders in dividends and share repurchases while strategically investing in capital expenditures and inorganic growth of the businesses.

•	The cost reduction program is already well underway, including initiatives that will target annual consolidated savings of up to $50 million.

The Board maintains a rigorous approach to portfolio optimization, as evident in the ongoing strategic alternatives process and the agreement to sell SGK Brand Solutions

•

The Board already disclosed a comprehensive evaluation of strategic alternatives for all of the Company’s businesses and has in the past explored strategic alternatives for multiple parts of the Industrial Technologies segment, including an equity investment in the battery division.

•	The Board has been pursuing an SGK transaction since 2019 and had facilitated discussions with five different counterparties, well before Barington was even a shareholder.

•	The SGK transaction provides for substantial upfront consideration of $350 million at closing, while still benefiting from synergy-driven value creation in the future.

•	The favorable terms of the SGK transaction reflect the various strategic investments in technology and cost-savings initiatives executed by the leadership team over recent years.

•	Matthews expects to announce several initiatives over the course of the 2025 fiscal year that will help drive shareholder value creation.

The Company’s strategy and governance are overseen by an actively refreshed, diverse and experienced Board

•

Since 2020, we have welcomed three new independent directors and nominated a fourth new independent director for election at the 2025 annual meeting. The Board plans to continue to refresh in the coming year.

•	Matthews’ nominees bring the right set of skills and expertise to help the board drive long-term shareholder value.

•	Alvaro Garcia-Tunon is the former CFO of Wabtec Corporation, and he brings extensive leadership in international business, corporate governance and risk management.

•	Terry Dunlap is the former Interim CEO of Metallus (f/k/a TimkenSteel), with a strong background in strategic leadership and operational efficiency.

•

Michael Nauman served as President and CEO of Brady Corporation, bringing expertise in specialty products and technical equipment that would directly benefit the launch of the new product identification offering.

•

The Board collectively owns approximately 3.3% of the Company’s shares, exceeding the stake held by Barington, demonstrating strong alignment with shareholder interests and confidence in the Company’s strategic direction.[1]

Barington has presented no new ideas and has indicated a level of short-term thinking that would destroy shareholder value. Furthermore, Barington’s nominees have no understanding of Matthews, irrelevant skills and track records of questionable M&A oversight

•

Ana Amicarella has no public company CEO experience, showed no understanding about Matthews’ businesses in her interview with the Board and her experience is limited to the generation and distribution of energy, which is not relevant to Matthews’ business of manufacturing equipment used for producing battery components.

•

Chan Galbato showed no understanding about Matthews’ businesses in his interview with the Board, his experience in private equity operations has limited relevance to Matthews’ businesses and his last professional experience in manufacturing was nearly 20 years ago.

•

Jim Mitarotonda added no value in two years as a consultant for Matthews, showing up to most meetings unprepared, ending them early, or skipping them entirely. He has no relevant skills or new ideas and has a track record of questionable M&A oversight and pursuing short-term gains at the expense of long-term value.

The actions taken by the Matthews Board and management team have built a scaled, established and diversified platform to drive further growth and create long-term value for all shareholders.

Your vote is important, and we ask that you vote “FOR” all three Matthews’ nominees on the WHITE proxy card and “WITHHOLD” on Barington’s Director Nominees.

J.P. Morgan Securities LLC is serving as financial advisor to Matthews. Sidley Austin LLP is serving as legal counsel to Matthews.

[1]	Percentage ownership calculated based on 30,937,563 shares of the Company’s Common Stock outstanding as of November 30, 2024 per the Company Proxy Statement.

About Matthews International

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and sales of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has over 11,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Additional Information

In connection with the Company’s 2025 Annual Meeting, the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and commenced mailing to the shareholders of record entitled to vote at the 2025 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from the Company at its website: http://www.matw.com/investors/sec-filings. You may also obtain copies of the Company’s definitive proxy statement and other documents, free of charge, by contacting the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

Participants in the Solicitation

The participants in the solicitation of proxies in connection with the 2025 Annual Meeting are the Company, Alvaro Garcia-Tunon, Gregory S. Babe, Joseph C. Bartolacci, Katherine E. Dietze, Terry L. Dunlap, Lillian D. Etzkorn, Morgan K. O’Brien, J. Michael Nauman, Aleta W. Richards, David A. Schawk, Jerry R. Whitaker, Francis S. Wlodarczyk, Steven F. Nicola and Brian D. Walters.

Certain information about the compensation of the Company’s named executive officers and non-employee directors and the participants’ holdings of the Company’s Common Stock is set forth in the sections entitled “Compensation of Directors” (on page 36 and available here), “Stock Ownership of Certain Beneficial Owners and Management” (on page 64 and available here), “Executive Compensation and Retirement Benefits” (on page 66 and available here), and “Appendix A” (on page A-1 and available here), respectively, in the Company’s definitive proxy statement, dated January 7, 2025, for its 2025 Annual Meeting as filed with the SEC on Schedule 14A, available here. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2025 Annual Meeting and other relevant materials will be filed with the SEC when they become available. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Forward-Looking Statements

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated timing and benefits of the proposed joint venture transaction, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include our ability to satisfy the conditions precedent to the consummation of the proposed joint venture transaction on the expected timeline or at all, our ability achieve the anticipated benefits of the proposed joint venture transaction, uncertainties regarding future actions that may be taken by Barington in furtherance of its intention to nominate director candidates for election at the Company’s 2025 Annual Meeting, potential operational disruption caused by Barington’s actions that may make it more difficult to maintain relationships with customers, employees or partners, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions and divestitures, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the outcome of the Company’s dispute with Tesla, Inc. (“Tesla”), the Company’s plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company’s plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

Contacts

Matthews International Co.

Steven F. Nicola

Chief Financial Officer and Secretary

(412) 442-8262

Sodali & Co.

Michael Verrechia/Bill Dooley

(800) 662-5200

MATW@investor.sodali.com

Georgeson LLC

Bill Fiske / David Farkas

MATWinfo@Georgeson.com

Collected Strategies

Dan Moore / Scott Bisang / Clayton Erwin

MATW-CS@collectedstrategies.com

4